Exhibit (d)(2)

MUTUAL CONFIDENTIALITY AGREEMENT

This Mutual Confidentiality Agreement (this “Agreement”) is entered into as of February 6th, 2026, by and between Les Laboratoires Servier (“you”) and Day One Biopharmaceuticals, Inc. (the “Company” and, together with you, the “parties” and, each of them, a “party”).

WHEREAS, you and the Company are discussing a possible negotiated strategic transaction (a “Transaction”), and, in connection with evaluating the Transaction, each party (the “Disclosing Party”) has (directly or indirectly) furnished or may furnish to the other party (the “Recipient”) Confidential Information (as defined below in Section 1).

NOW, THEREFORE, the parties hereby agree as follows:

1. In connection with the Disclosing Party furnishing its Confidential Information to the Recipient, the Disclosing Party requires that the Recipient agrees to treat, and direct its Representatives (as defined below in this Section 1) to treat, confidentially any information, data or know-how (including without limitation any chemical compounds, chemical structures, amino acid or nucleic acid sequences, cell lines, organisms, antibodies, biological substances or other material, information about methods of operation, processes, formulations, technical information, equipment or apparatus, software, technology, memoranda or reports, know-how, pre-clinical and clinical data and reports, patent prosecution status and strategy, contracts and contract terms, business plans and strategies, pre-clinical and clinical development plans, protocols, cost, sales and research or marketing developments, financial information or commercial plans), whether prepared by a party, its affiliates, subsidiaries, agents, advisors or otherwise, and whether oral, written or electronic, that the Disclosing Party or any of its Representatives has furnished or may hereafter furnish to the Recipient or any of its Representatives, or is otherwise received by the Recipient or any of its Representatives through due diligence investigation or discussions with employees or other Representatives of the Disclosing Party, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by the Disclosing Party or the Recipient or their respective Representatives or others, which contain or reflect, or are generated from, any such information (being collectively referred to herein as “Confidential Information”), and to take or abstain from taking certain other actions set forth herein.

As used herein, the term “Representative” means, when used with respect to any party, such party’s subsidiaries and affiliates and its and its subsidiaries’ and affiliates’ respective directors, officers, employees, affiliates, consultants, attorneys, agents, counsel, advisors and other representatives; provided that the term “Representative” with respect to you shall not include (a) any potential co-investors, equity partners or participants in a Transaction, or any other equity financing sources (including any of your investors or equity holders), in each case without the Company’s prior written consent (and, upon such consent, shall be so included) or (b) any potential debt financing sources without the Company’s prior written consent (and, upon such consent, shall be so included), except such debt financing source has already access to the relevant Confidential Information as its role of financial advisor to the Transaction.

2. The term “Confidential Information” does not include information that (a) is already in the Recipient’s possession as shown by the Recipient’s files and records immediately prior to the time of disclosure; provided that such information is not known by the Recipient, after reasonable inquiry, to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Disclosing Party with respect to such information, (b) is or becomes generally available to the public other than as a result of a breach of the terms hereof by the Recipient or its Representatives, (c) is received by the Recipient on a non-confidential basis from a source other than the Disclosing Party or its Representatives; provided that such source is not known by the Recipient, after reasonable inquiry, to be bound by a legal, contractual or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (d) is independently developed by the Recipient or its Representatives without reference to, reliance on or use of any Confidential Information (for which the Recipient shall have the burden of proof to demonstrate the absence of such reference, reliance or use).

Les Laboratoires Servier

February 6, 2026

3. The Recipient hereby agrees that Confidential Information will be used by it and its Representatives solely for the purpose of evaluating, proposing, negotiating or consummating a possible Transaction (“Permitted Uses”) and for no other purpose, and will be kept confidential by the Recipient and its Representatives and will not be disclosed to any other person; provided that any of such information may be disclosed to the Recipient’s Representatives who need to know such information solely for Permitted Uses and who have been advised of the terms of this Agreement and the confidential nature of the Confidential Information and Transaction Information (as defined below in Section 7) and have agreed in writing to comply with the terms hereof (other than Sections 11 and 12) to the same extent as if such Representative were a party hereto. Any action by any of the Recipient’s Representatives that would constitute a breach of this Agreement if taken by the Recipient shall be deemed to constitute a breach of this Agreement by the Recipient. Furthermore, the Recipient hereby agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of Confidential Information. Confidential Information shall remain the property of the Disclosing Party, and disclosure to the Recipient shall not confer on the Recipient any rights (including any intellectual property rights) with respect to such Confidential Information, other than the limited use rights specifically set forth in this Agreement. The Recipient agrees that it will take all reasonable measures to protect the confidentiality of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of any person or entity other than those persons or entities authorized hereunder to have any such information, which measures shall include the same degree of care that the Recipient utilize to protect its own confidential information of a similar nature. The Recipient also agrees to notify the Disclosing Party in writing promptly of any unauthorized disclosure, misuse or misappropriation of Confidential Information that comes to the Recipient’s attention. For clarity, nothing in this Agreement prohibits the Recipient from developing or acquiring information similar to the Confidential Information independently of the Confidential Information.

4. The Recipient hereby acknowledges that it is aware, and that it will advise its Representatives who are informed or, to its knowledge, become aware of the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5. In the event that the Recipient or any of its Representatives receives a request, or is legally required, to disclose all or any part of the information contained in Confidential Information (or to make any disclosure of information, including Transaction Information, otherwise prohibited by this Agreement) under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any applicable law, governmental proceeding or stock exchange rule, the Recipient agrees to (a) except to the extent prohibited by applicable law, immediately notify the Disclosing Party of the existence, terms and circumstances surrounding such a request or requirement so that the Disclosing Party may, at its expense, seek an appropriate protective order or other remedy and/or waive the Recipient’s compliance with the applicable provisions of this Agreement (and, if the Disclosing Party seeks such an order or other remedy, the Recipient agrees to provide such cooperation as the Disclosing Party may reasonably request at its expense) and (b) if disclosure of such information is legally required in the opinion of the Recipient’s legal counsel, notify the Disclosing Party in writing of such information to be disclosed as far in advance of its disclosure as practicable, exercise reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that the Disclosing Party so designates and then disclose only that portion of such Confidential Information that is legally required to be disclosed. In any event (except to the extent prohibited by applicable law), the Recipient agrees that it will not oppose any action by the Disclosing Party to obtain an appropriate protective order or other remedy with respect to such information.

Les Laboratoires Servier

February 6, 2026

6. Without the prior written consent of the Company, you will not, and will cause your Representatives not to, enter into any agreement, arrangement or understanding with any other person that limits, restricts or otherwise impairs in any manner, directly or indirectly, such person from making a proposal for, or engaging in discussions, conducting due diligence or entering into an agreement with respect to, any potential transaction between such person and the Company or the provision of equity or debt financing in connection with a potential transaction involving the Company. You represent and warrant that, except as disclosed to the Company or its legal advisors prior to your execution of this Agreement, neither you nor any Representative of yours have, prior to your execution of this Agreement, taken any of the actions referred to in this Section 6; provided that, subject to obtaining the Company’s prior written consent with respect to including any potential equity or debt financing source as your Representative as provided in Section 1, nothing shall prohibit or restrict you from entering into customary “tree” arrangements with such financing institutions by which a deal team at each institution works on obtaining or providing potential debt financing for you for the Transaction (and is not permitted to work on obtaining or providing potential debt financing for any other bidder pursuing the Transaction, but other deal teams at such institution may do so).

7. Each of the parties agrees that it will not, and will cause its Representatives not to, disclose to any person (other than to its Representatives who need to know such information solely for the purpose of a possible Transaction and who have been advised of this Agreement and the confidential nature of such information and have agreed in writing to comply with the terms hereof (other than Sections 12 and 13) to the same extent as if it were a party hereto): (a) the fact that investigations, discussions or negotiations between the parties are taking place or have taken place concerning a possible Transaction, (b) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or the other party’s consideration of a possible Transaction, any opinion or view with respect to Confidential Information or (in your case) the Company, (c) that the parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other party or (d) that this Agreement exists or that Confidential Information has been requested or made available to the Recipient or its Representatives (clauses (a) through (d) collectively, “Transaction Information”).

8. This Agreement does not constitute or create any obligation of the Disclosing Party to provide any information to the Recipient. The Disclosing Party may at any time in its sole discretion decline to provide the Recipient with any Confidential Information, deny the Recipient’s access to any electronic data room or terminate further discussions with the Recipient regarding a Transaction. The Recipient understand that neither the Disclosing Party nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of any Confidential Information provided that the Disclosing Party shall use its reasonable best efforts to provide accurate and complete information during the formal due diligence process with respect to the Transaction, and agree that neither the Disclosing Party nor its Representatives shall have any liability to the Recipient or its Representatives or stockholders on any basis (including in contract, tort, under federal or state securities laws or otherwise), and neither the Recipient nor its Representatives will make any claims whatsoever against such other persons, with respect to or arising out of the review of or use or content of any Confidential Information or any errors therein or omissions therefrom or any action taken or any inaction occurring in reliance on any Confidential Information, in each case, except as may be expressly provided in any definitive agreement with respect to any Transaction. Notwithstanding anything to the contrary, nothing in this Section limits or waives liability for fraud or willful misconduct of the Disclosing Party with respect to its disclosure.

Les Laboratoires Servier

February 6, 2026

9. The Recipient and its Representatives agree not to assert any claim of title or ownership to Confidential Information, nor does this Agreement grant the Recipient or its Representatives any license(s) in respect of any such information. If Confidential Information that is software is provided in object code form, the Recipient will not, and will not permit its Representatives or any third party to, reverse engineer, decompile, or disassemble such object code or take any other steps to derive a source code equivalent thereof. The Recipient shall be liable for any losses or damages incurred by the Disclosing Party as a result of a breach or violation by the Recipient or its Representatives of any export control laws or regulations that apply to any Confidential Information.

10. At the request of the Disclosing Party, the Recipient and its Representatives shall as promptly as reasonably practicable, and in any event no later than thirty (30) days after request by the Disclosing Party, at the Recipient’s election, either (a) return to the Disclosing Party all written or electronic Confidential Information received from the Disclosing Party or (b) destroy all written or electronic Confidential Information then in the Recipient’s or its Representatives’ possession. In either event, the Recipient shall also destroy all written or electronic data developed or derived from Confidential Information, and shall cause its Representatives to do likewise. All return and/or destruction pursuant to this Section 10 shall be certified in writing to the Disclosing Party by an authorized officer of the Recipient supervising such destruction. In such event, all Confidential Information and Transaction Information shall remain subject to the terms of this Agreement. Notwithstanding anything to the contrary in the foregoing, such obligation to return or destroy Confidential Information shall not cover information (1) to the extent required to be retained by a regulator, bank examiner or pursuant to applicable law or regulation or (2) that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed, accessed or otherwise recovered from such backup devices; provided that such materials referenced in this sentence shall remain subject to the terms of this Agreement applicable to Confidential Information (irrespective of the termination of this Agreement).

11. Neither you nor any of your Representatives will initiate or cause to be initiated any (a) communication concerning the Company’s Confidential Information, (b) requests for meetings with management in connection with a possible Transaction or (c) any other communication relating to the Company (other than in the ordinary course of business) or a possible Transaction, in each case with any director, officer or employee of the Company or any of its subsidiaries who has not been designated by the Company’s Chief Executive Officer, Chief Operating and Financial Officer, or Board of Directors to receive such communications. Any requests for information, meetings or discussions relating to a possible Transaction (other than direct communications between your Chief Executive Officer and the Chief Executive Officer of the Company) should be directed solely to Centerview Partners LLC, unless otherwise specified in writing by the Company.

12. You agree that, for a period of 12 months from the date of this Agreement, neither you nor any of your controlled affiliates or subsidiaries will, directly or indirectly, and will not encourage or assist others to, without the prior written invitation of the Company’s Board of Directors:

(a)

acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any securities of the Company or any of its subsidiaries or any option, forward contract, swap or other position with a value derived from securities of the Company or any of its subsidiaries or conveying the right to acquire or vote securities of the Company or any of its subsidiaries, or any ownership of any of the assets or businesses of the Company or any of its subsidiaries, or any rights or options to acquire any such ownership (including from a third party);

Les Laboratoires Servier

February 6, 2026

(b)

make, or in any way participate in, any “solicitation” (as such terms is defined in Rule 14a-1 under the Exchange Act, including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of the Company or any of its subsidiaries;

(c)

form, join, or in any way communicate or associate with other securityholders or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company or its subsidiaries or any voting securities of the Company or any of its subsidiaries;

(d)

arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company or any of its subsidiaries;

(e)

otherwise act, whether alone or with others, to seek to propose to the Company or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the Company or any of its subsidiaries or otherwise act, whether alone or with others, to seek to control, change or influence the management, Board of Directors or policies of the Company, publicly comment on any of the foregoing, or nominate any person as a director of the Company, or propose any matter to be voted upon by the stockholders of the Company;

(f)

solicit, negotiate with, or provide any information to, any person with respect to a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other transaction with or involving the Company or any of its subsidiaries or any other acquisition of the Company or any of its subsidiaries, any acquisition of voting securities of or all or any portion of the assets of the Company or any of its subsidiaries, or any other similar transaction;

(g)	advise, assist or knowingly encourage any other person in connection with any of the foregoing;

(h)	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing, or announce an intention to do so;

(i)	take any action that would reasonably be expected to cause or require you or the Company to make a public announcement regarding any of the types of matters set forth in this Section 11; or

(j)	disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding anything to the contrary in this Section 12, nothing shall prevent a private communication to the Company’s Chief Executive Officer or its Board of Directors so long as such private communication would not reasonably be expected to require a public disclosure under applicable law or the listing requirements of the primary securities exchange on which the Company’s securities are listed; provided that the contents, subject and existence of any such communications shall constitute Confidential Information hereunder. This Section 12 will be of no further force and effect in the event that (i) the Company shall have entered into a definitive agreement with a third party providing for (A) a transaction resulting in either the sale or exchange of more than 50% of the outstanding voting equity securities of the

Les Laboratoires Servier

February 6, 2026

Company or of all or substantially all of the consolidated assets of the Company and its subsidiaries or (B) a merger or other business combination in which the voting equity securities of the Company outstanding immediately prior to such transaction do not constitute 50% or more of the voting equity securities of the resulting entity of such transaction or its parent company or (ii) a tender offer or exchange offer by a third party is commenced which if consummated would result in the sale of more than 50% of the outstanding voting equity securities of the Company, unless the Company’s Board of Directors has, within ten (10) business days following such commencement, publicly recommended that the shareholders of the Company reject such tender offer or exchange offer.

13. You agree that, for a period of 12 months from the date of this Agreement, neither you nor your controlled affiliates will, directly or indirectly, solicit for employment any employee of the Company or any of its subsidiaries, or otherwise solicit, induce or encourage any such person to discontinue or refrain from entering into any employment relationship with the Company or any of its subsidiaries; provided that this Section shall not prohibit (a) general advertising or other general solicitation through media advertisements or internet posting services not targeted at the employees of the Company or its subsidiaries or (b) any broad based recruitment efforts conducted by a recruitment agency not directed by you or your affiliates at the Company or any of its subsidiaries. For clarity, nothing in this Section 13 intends to restrict the freedom of movement of either party’s employees in the absence of such solicitation.

14. Each party hereto acknowledges that the Disclosing Party may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of certain Confidential Information disclosed by it. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this Agreement. The parties (a) share a common legal and commercial interest in such Confidential Information, (b) may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, the Recipient will not claim or contend, in proceedings involving either party, that the Disclosing Party waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this Agreement. For avoidance of doubt, nothing in this Section 14 creates an obligation to disclose privileged materials or a waiver of any privilege by either party, and each party reserves all rights to assert privilege as applicable.

15. The Recipient acknowledges and agrees that the Disclosing Party’s Confidential Information has competitive value and is of a confidential and proprietary nature. Furthermore, the Recipient acknowledges and agrees that the Disclosing Party would be irreparably injured by a breach of this Agreement by the Recipient (and you, with respect to Sections 12 and 13 hereof) or its Representatives and that monetary damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Disclosing Party (and the Company, with respect to Sections 12 and 13 hereof) in the event that this Agreement is breached. Therefore, the Recipient agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the Disclosing Party as a remedy for any such breach, without proof of actual damages. The Recipient further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for the Recipient’s breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Disclosing Party. In the event of an order by a court of competent jurisdiction relating to a breach of this Agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party incurred in connection with any litigation relating to such breach.

Les Laboratoires Servier

February 6, 2026

16. No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

17. No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto. Accordingly, each party agrees that unless and until any definitive agreement with respect to a Transaction has been executed and delivered by the parties thereto, neither of the parties nor any of their affiliates or subsidiaries will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other Representatives, except for the matters specifically agreed in this Agreement and as may be set forth in such any such definitive agreement. Each party further acknowledges and agrees that (a) the other party shall have no obligation to authorize or pursue with it any Transaction, (b) it understands that the other party has not, as of the date hereof, authorized or made any decision to pursue any such Transaction and (c) the Company reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions, negotiations and access to its Confidential Information, in each case at any time. For purposes of this Agreement, the term “definitive agreement” does not include an executed letter of intent, this Agreement or any non-disclosure or other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof.

18. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties or their respective affiliates, relating to the subject matter hereof. No waiver of the terms and conditions hereof will be binding unless approved in writing by the party against whom such waiver is sought to be enforced. No amendment of this Agreement will be binding unless approved in writing by both parties.

19. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

20. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed solely within the State of Delaware, without regard to any principles of conflicts of law that would refer a matter to another jurisdiction. EACH PARTY ALSO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE, AND RELATED APPELLATE COURTS, AND OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE, for any actions, suits or proceedings arising out of, or relating to, this Agreement or the transactions contemplated hereby, and each party agrees not to commence any action, suits or proceeding relating thereto except in such courts. Each party further agrees that service of any process, summons, notices or documents by U.S. registered mail, postage prepaid, to its address set forth on the signature page to this Agreement shall be effective service for process for any action, suit or proceeding brought against such party in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware. Each party hereby further irrevocably and unconditionally waives any right to trial by jury and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Les Laboratoires Servier

February 6, 2026

21. For purposes of this Agreement, (a) the term “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity, (b) the term “affiliate” means, when used with respect to any party, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such party, (c) the term “subsidiary” means, when used with respect to any party, (i) a person that is directly or indirectly controlled by such party, (ii) a person of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person, the total combined equity interests of such person or the capital or profit interests, in the case of a partnership or (iii) a person of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person and (d) the term “control” means, when used with respect to any specified person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise.

22. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. The parties may sign electronically this Agreement, and no party may oppose or dispute the validity and/or enforceability of the Agreement signed electronically either before a court, an arbitration tribunal or otherwise.

23. Except as otherwise explicitly stated above, the Receiving Party’s obligations under this Agreement shall terminate three (3) years after the date of this Agreement, except such obligations under Sections 8, 9, 10 and 14 through 20, which shall have no expiration period. The termination of this Agreement shall not relieve the Receiving Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Mutual Non-disclosure Agreement to be executed and delivered as of the date set forth above.

DAY ONE BIOPHARMACEUTICALS, INC.

By:	/s/ Charles York
Name:	Charles York
Title:	Chief Operating and Financial Officer

Address: 1800 Sierra Point Parkway, Suit 200 Bribane, California

Email: charles.york@dayonebio.com;adam.dubow@dayonebio.com

LES LABORATOIRES SERVIER

By:	/s/ Olivier Madec
Name:	Olivier MADEC
Title:	Global Head of M&A and Deal Finance

Address: 50 rue Carnot, 92284 Suresnes Cedex, FRANCE

Email: olivier.madec@servier.com